Exhibit 15.1
[Ernst & Young LLP Letterhead]
May 13, 2010
The Trustee
Williams Coal Seam Gas Royalty Trust
We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-70394-01) of the Williams Coal Seam Gas Royalty Trust for the registration of 3,568,791 trust units of beneficial interest, of our report dated May 13, 2010 relating to the unaudited condensed interim financial statements of the Williams Coal Seam Gas Royalty Trust that are included in its Form 10-Q for the quarter ended March 31, 2010.

Very truly yours,
/s/ Ernst & Young LLP